Exhibit 99.1

Nutrition 21 Elects Mark H. Stenberg to Board of Directors

PURCHASE, NY, April 7, 2008 - Nutrition 21, Inc. (Nasdaq: NXXI), a developer and marketer of nutritional supplements that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and address chronic joint pain today announced that Mark H. Stenberg has been elected to the Company’s Board of Directors effective April 7, 2008.

Mr. Stenberg was the founder and Chief Executive Officer of Iceland Health, Inc. a company acquired by Nutrition 21 in August 2006. Iceland Health is the exclusive U.S. marketer of fish oil and omega-3 supplements that are manufactured by an Icelandic company. He is currently a Senior Vice President overseeing direct response sales and marketing for the Iceland Health brands.   He is active on the Government Affairs Committee of the Electronic Retailing Association and is involved in various charitable organizations. Mr. Stenberg has an MBA from the University of Virginia, Colgate-Darden.

“Mark’s expertise in the area of direct response marketing and sales has made a significant contribution to the Company” said John Gutfreund, Chairman of the Board. “We look forward to having Mark on the Board.

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness brands include: Chromax®, Core4Life Advanced Memory Formula™, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 29,000 major food, drug and super center retailers as well as internationally. For more information please visit http://www.nutrition21.com.
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CONTACT: Maryrose Lombardo, 914-701-4525